Exhibit 10.12

FORM OF

FRATERNITY FEDERAL SAVINGS AND LOAN ASSOCIATION

DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Fraternity Federal Savings and Loan Association Deferred Compensation Plan (the “Plan”) is to provide deferred compensation to certain eligible employees of Fraternity Federal Savings and Loan Association (the “Association”). The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Association means Fraternity Federal Savings and Loan Association.

Board of Directors means the Board of Directors of the Association.

Change in Control means a change in control of the Association or Fraternity Community Bancorp, Inc., as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including a change in ownership, change in effective control or change in ownership of a substantial portion of assets, as defined for purposes of Section 409A of the Code. A Change in Control shall not include a conversion of the Association from the mutual to stock form of ownership.

Code means the Internal Revenue Code of 1986, as amended, and rules, regulations and guidance of general application issued thereunder by the Department of Treasury.

Deferred Compensation Account means the Association’s accounting of the Participant’s accumulated deferred compensation plus accrued interest.

Effective Date means July 29, 2004, as originally established, and as amended from time to time.

Participant means an employee of the Association who is designated by the Board of Directors as eligible to participate in the Plan by the Board of Directors.

Plan Year means the calendar year.

Section 409A means Section 409A of the Code and the Department of Treasury rules, regulations or other authoritative guidance issued thereunder.

Separation from Service means a Participant’s service (as an executive and/or independent contractor to the Association and any member of a controlled group, as defined in Section 414 of the Code), terminates for any reason, other than because of a leave of absence approved by the Association or the Participant’s death.

Article 2

Credits and Vesting

2.1 Credits. As of each month, the Association shall credit each Participant’s Deferred Compensation Account with an amount determined by the Board of Directors from time to time.

2.2 Vesting of Credits. Each Participant’s vested (i.e., nonforfeitable) interest in his Deferred Company Account shall be 100% at all times.

Article 3

Deferred Compensation Account

3.1 Establishing and Crediting. The Association shall establish a Deferred Compensation Account on its books for each participating Participant and shall credit to the Deferred Compensation Account the following amounts:

3.1.1 Credits. The credits made on behalf of the Participant each month pursuant to Section 2.1 of the Plan.

3.1.2 Interest. Interest is to be accrued on the Deferred Compensation Account balance of each Participant (including the Deferred Compensation Account balance of a Participant who is receiving installment payments pursuant to the Sections 4.1.2 of the Plan) based on the rate established by the Board of Directors from time to time or as earned by assets held in a trust established under the Plan. The interest shall be credited beginning on the first business day of the Plan Year, compounded monthly, unless actually earned more frequently on assets held in a trust established under the Plan. Unless actually earned on assets held in a trust established under the Plan, the interest rate will be determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. The Board of the Directors may alter the interest crediting rate formula prospectively with respect to any future Plan Year.

3.2 Statement of Accounts. The Association shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferred Compensation Account balance as of the end of such Plan Year.

3.3 Accounting Device Only. The Deferred Compensation Account is solely a device for measuring amounts to be paid under this Plan. The Deferred Compensation Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Association for the payment of benefits. The benefits represent the mere promise of the Association to pay the benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

3.4 Utilization of a Trust. The Association may engage an independent trustee to maintain a Trust under this Plan and the Trustee shall inform the Association annually prior to the commencement of each calendar year as to the manner in which the Trust assets shall be invested. The Association shall also provide the Trustee with a schedule specifying the amounts payable to Participants, and the time for making such payments. All interest, dividends, or realized gain or losses on Trust assets will be taxed to the Association until distributed to Participants.

Article 4

Payment of Benefits

4.1 Separation from Service Benefit. Upon a Separation from Service for any reason, the Association shall pay to the Participant the benefit described in this Section 4.1 in lieu of any other benefit under the Plan.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferred Compensation Account balance at the Participant’s Separation from Service.

4.1.2 Payment of Benefit. The Association shall pay the benefit under this Section 4.1 to the Participant in weekly installments (calculated in the manner set forth below) and payable over a period of up to fifteen (15) years commencing with the week following the Participant’s Separation from Service. The amount of each weekly installment payment shall be (i) calculated as of the first payment date (for the balance of the Plan Year in which the first payment date occurs) and (ii) recalculated as of the first business day of each Plan Year beginning after the initial payment date (for the payments to be made in each month of that Plan Year), as a fixed amount consisting of principal and interest that amortizes the Participant’s Deferred Compensation Account as of such date over the number of months then remaining in the distribution period. For purposes of the foregoing calculation, the interest rate in effect under Section 3.1.2 of the Plan on the applicable date (i.e., the initial payment date or, with respect to each subsequent calculation, the first business day of the Plan Year) shall be used to determine the weekly payment for the applicable period (i.e., the balance of the initial Plan Year in which payments commence and each subsequent Plan Year over the installment period).

4.2 Change in Control Benefit. The Association shall pay to the Participant the benefit described in this Section 4.2 upon a Change in Control.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferred Compensation Account balance at the Change in Control.

4.2.2 Payment of Benefit. The Association shall pay the benefit under this Section 4.2 to the Participant in a lump sum as soon as practicable following the Change in Control.

Article 5

Claims and Review Procedures

5.1 Claims Procedure. The Association shall notify any person or entity that makes a claim against the Plan (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his eligibility or non-eligibility for benefits under the Plan. If the Association determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his claim and a description of why it is needed and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Association determines that there are special circumstances requiring additional time to make a decision, the Association shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

5.2 Review Procedure. If the Claimant is determined by the Association not to be eligible for benefit, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Association by filing a petition for review with the Association within sixty (60) days after receipt of the notice issued by the Association. The petition shall state the specific reasons which the Claimant believes entitle him to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Association of the petition, the Association shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Association verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Association shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Association, but notice of this deferral shall be given to the Claimant.

Article 6

Amendments and Termination

6.1 Termination. Although the Association anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Association will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Association reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Participants, by action of its Board of Directors. The termination of the Plan shall not adversely affect any Participant’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Participant or beneficiary to be paid Plan benefits accrued through the date of termination in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of termination.

6.2 Amendment. The Association may, at any time, amend or modify the Plan in whole or in part, by action of its Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Participant in his Deferred Compensation Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of the amendment or modification.

Article 7

Miscellaneous

7.1 Binding Effect. This Plan shall bind each participating Participant and the Association and their respective beneficiaries, survivors, executors, administrators and transferees.

7.2 No Guarantee of Service. This Plan is not a contract for service. It does not give a Participant the right to remain in the service of the Association, nor does it interfere with the Association’s right to terminate or replace a Participant. It also does not require a Participant to remain in the service of the Association nor interfere with the Participant’s right to terminate service at any time.

7.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.4 Tax Withholding. The Association shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of Maryland, except to the extent preempted by federal law.

7.6 Reorganization. The Association shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Association under this Plan. Upon the occurrence of such event, the term “Association” as used in this Plan shall be deemed to refer to the successor or survivor entity.

7.7 Entire Agreement. This Plan constitutes the entire agreement between the Association and a participating Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Plan other than those specifically set forth herein.

7.8 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.9 Administration. The Board of Directors shall have powers which are necessary to administer this Plan, including but not limited to:

(a)	Interpreting the provisions of the Plan;

(b)	Establishing and revising the method of accounting for the Plan;

(c)	Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

7.10 Prohibited Acceleration/Distribution Timing. This Section 7.10 shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under Article 4 or (ii) which would result in penalties to the Participant under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

7.11 Aggregation of Employers. To the extent required under Section 409A, if the Association is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A shall require.

7.12 Designation of Beneficiary(ies). Each Participant shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of a Participant. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Association for this purpose. In the absence of an effective beneficiary designation, the Participant’s designated beneficiary shall be assumed to be the Participant’s surviving spouse or, if none, the Participant’s estate. Beneficiaries shall receive the Participant’s benefits in the same time and manner as the Participant would have received the benefits (or continued to have received the benefits) under Article 4 of the Plan.

7.13 Savings Clause Relating to Compliance with Section 409A of the Code. Despite any contrary provision of this Plan, if, when a Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to the payments until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Plan would subject the Participant to additional tax or interest under Section 409A, the Association shall reform the provision. However, the Association shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.